Exhibit 99.1

Quantum Technologies Reports Fiscal 2011 First Quarter Financial Results

IRVINE, Calif., September 10, 2010 /PRNewswire-FirstCall/ — Quantum Fuel Systems Technologies Worldwide, Inc. (Nasdaq: QTWW), a leader in the development and production of advanced propulsion systems, energy storage technologies, alternative fuel vehicles and applications including hybrid, plug-in hybrid, hydrogen, and alternative fuel vehicles and an emerging portfolio in the development and ownership of renewable energy farms, today reported results for the first quarter of fiscal 2011. Conference call information is provided below.

First Quarter Fiscal 2011 Operating Results

Revenues increased $0.5 million, from $3.1 million in the first quarter of fiscal 2010 to $3.6 million in the first quarter of fiscal 2011. The increase in revenue is primarily related to increased product sales, including initial Q-Drive TM hybrid drive product shipments to Fisker Automotive. The first quarter of fiscal 2011 include the activities of the Company’s wholly owned subsidiary, Schneider Power Inc., which was acquired on April 16, 2010. Schneider Power, reported as the Company’s Renewable Energy segment, recognized $0.3 million of revenue during the first quarter of fiscal 2011 from energy sales and from construction management contract services. The Company’s overall operating loss remained the same at $4.6 million.

Overall revenue for the Electric Drive & Fuel Systems segment increased $0.2 million in the first quarter of fiscal 2011 compared to the prior year first quarter. Product sales for this segment increased $0.4 million, from $0.2 million in the first quarter of fiscal 2010 to $0.6 million in the first quarter of 2011. Contract revenue for the Electric Drive & Fuel Systems segment decreased $0.2 million, from $2.9 million in the first quarter of fiscal 2010 to $2.7 million in the first quarter of fiscal 2011. Contract revenue is derived primarily from system development and application engineering of our products under funded Fisker Automotive contracts, OEM contracts, aerospace programs and other funded contract work with the U.S. military and other government agencies. Operating loss for the Electric Drive & Fuel Systems segment decreased $0.1 million, from $2.0 million in the first quarter of fiscal 2010 to $1.9 million in the first quarter of fiscal 2011.

Revenue for the Renewable Energy segment during the first quarter of fiscal 2011 included $0.1 million of revenue from energy sales related to its Providence Bay Wind Farm and $0.2 million of revenue from construction management contract services. The Renewable Energy segment had $0.6 million of operating expenses during the first quarter of fiscal 2011. Included in operating costs were $0.1 million representing amortization of the intangible asset associated with the renewable energy project portfolio identified in connection with the acquisition. Operating loss for the Renewable Energy segment was $0.3 million.

Corporate segment expenses decreased $0.3 million in the first quarter of fiscal 2011 from $2.6 million in the first quarter of fiscal 2010 to $2.3 million in the first quarter of fiscal 2011. The decrease was primarily related to lower share-based compensation expense and other administrative costs. Corporate segment expenses reflect the general and administrative expenses that indirectly support the Company’s Electric Drive & Fuel Systems and Renewable Energy operating segments and anticipated future operating segments and consist primarily of personnel costs, share-based compensation costs, and related general and administrative costs for executive, finance, legal, human resources, investor relations and the board of directors. The share-based compensation expense was $0.2 million and depreciation and amortization expense was $0.4 million in the first quarter of fiscal 2011.

The financial statements include fair value adjustments for the derivative liabilities associated with certain common stock purchase warrants and a written put option under a $10.0 million lender commitment. Fair value adjustments of derivative instruments, which represent non-cash unrealized gains or losses, amounted to a gain of $3.4 million in the first quarter of fiscal 2011, compared to a gain of $38,000 in the first quarter of fiscal 2010. The share price of our common stock, along with the underlying volatility of the stock, represents the primary variables that impact the value of the derivative instruments. Additional factors that impact the value of the derivative instruments include our credit rating, discount rates, and stated interest rates. The gain in fiscal 2011 was primarily attributable to the change in our share price during this period which materially decreased the fair value of the derivative instrument liabilities as of July 31, 2010. Due to the volatile nature of our share price, we expect that we will continue to recognize gains or losses on our derivative instruments each period and that the amount of such gains or losses could be material.

Also reflected in the financial statements for the first quarter of the prior fiscal year is a loss on modification of debt and derivative instruments of $7.0 million resulting from extending the stated maturity dates and fixing the conversion price on the Company’s three convertible notes.

The Company recognized $0.1 million in equity in earnings for the first quarter of fiscal 2011, primarily representing the Company’s equity share in earnings of its affiliate, Asola. For the three-month period ending July 31, 2010, Asola had revenues of approximately $26.6 million.

The Company reported a net loss of $1.6 million, or $0.01 a share, in the first quarter of fiscal 2011, compared to a net loss of $12.3 million, or $0.12 a share, in the first quarter of fiscal 2010.

Alan P. Niedzwiecki, President and CEO, stated, “We are excited to see the Fisker Karma move into the production phase and Quantum making the initial product shipments to support Fisker Automotive. We recently announced the first phase production order in the amount of approximately $30 million, which we expect to be the first of many production orders to come. We anticipate these orders will have a positive impact on our 2011 fiscal year operating performance. We continue to invest in pre-production activities related to the Fisker vehicle program and are excited about the full production launch in February 2011.” Mr. Niedzwiecki continued, “Our Renewable Energy business has many projects in the pipeline and we are in the full-scale development phase on some of these projects and expect them to be commissioned in the 2011 to 2012 timeframe.”

Quantum Fuel Systems Technologies Worldwide, Inc.

Condensed Consolidated Statements of Operations

	Three Months Ended July 31,
	2009	2010
	(unaudited)
Statements of Operations:
Revenue:
Net product sales	$187,391	$644,070
Contract revenue from affiliates	1,960,937	1,054,374
Contract revenue from non-affiliates	945,378	1,861,487

Total revenue	3,093,706	3,559,931

Costs and expenses:
Cost of product sales	266,610	559,200
Research and development	3,795,457	3,837,091
Selling, general and administrative	3,582,626	3,788,983

Total costs and expenses	7,644,693	8,185,274

Operating loss	(4,550,987)	(4,625,343)

Interest expense, net	(690,434)	(459,140)
Fair value adjustments of derivative instruments	38,000	3,412,000
Loss on modification of debt and derivative instruments	(6,969,000)	—
Loss on settlement of debt and derivative instruments, net	(194,219)	—
Equity in earnings of affiliates, net	108,000	71,235
Other expense, net	(4,485)	—

Loss from operations before income tax expense	(12,263,125)	(1,601,248)

Income tax expense	(1,041)	(13,367)

Net loss	$(12,264,166)	$(1,614,615)

Net loss per share - basic and diluted	$(0.12)	$(0.01)

Weighted average shares outstanding - basic and diluted	104,762,669	180,366,639

Cash Flow Information:
Depreciation and amortization	$355,040	$424,189
Net cash used in operating activities	(3,912,931)	(5,960,237)
Net cash used in investing activities	(188,192)	(1,243,763)
Net cash provided by financing activities	2,983,097	6,328,224

	April 30, 2010	July 31, 2010
		(Unaudited)
Balance Sheet Information:
Cash and cash equivalents	$4,026,882	$3,137,035
Working capital (deficit)	(11,176,576)	(21,270,164)
Total assets	73,018,127	73,734,074
Derivative instruments:
Current	12,547,000	10,447,000
Non-current	6,669,000	5,357,000
Long-term debt, less current portion	21,133,928	6,909,480
Total equity	24,002,934	30,004,046

Financial Results Call Scheduled:

Friday, September 10, 2010 6:00 a.m. Pacific time (9:00 a.m. Eastern time)

Conference Call Number: (706) 643-3625; Conference ID # 10020543

Participants should call this number 5 to 10 minutes prior to the starting time. An operator will check your name and organization and ask you to wait until the call begins.

For those of you unable to join us at this time, a playback of this call will be available via telephone approximately two hours after the call until September 17th, 2010 at 6:00 a.m. Pacific time. The number for this service is (706) 645-9291. The call will also be available on the Company’s Investor Relations web page:

http://www.qtww.com/about/investor_information/conference_calls/index.php.

For assistance, please call Elaine Lovre at (206) 315-8242.

About Quantum

Quantum Fuel Systems Technologies Worldwide, Inc., a fully integrated alternative energy company, is a leader in the development and production of advanced propulsion systems, energy storage technologies, and alternative fuel vehicles. Quantum’s wholly owned subsidiary, Schneider Power Inc., complements Quantum’s emerging renewable energy presence through the development and ownership of wind and solar farms. Quantum’s portfolio of technologies includes electronic controls, hybrid electric drive systems, hydrogen storage and metering systems, and alternative fuel technologies that enable fuel efficient, low emission hybrid, plug-in hybrid electric, fuel cell, and natural gas vehicles. Quantum’s powertrain engineering, system integration, vehicle manufacturing, and assembly capabilities provide fast-to-market solutions to support the production of hybrid and plug-in hybrid, hydrogen-powered hybrid, fuel cell, alternative fuel, and specialty vehicles, as well as modular, transportable hydrogen refueling stations. Quantum’s customer base includes automotive OEMs, dealer networks, fleets, aerospace industry, military and other government entities, and other strategic alliance partners.

More information can be found about Quantum’s products and services at www.qtww.com.

Forward-Looking Statements

All statements included in this press release, other than statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended. Forward-looking statements can generally be identified by words such as “may,” “could,” “will,” “should,” “assume,” “expect,” “anticipate,” “plan,” “intend,” “believe,” “predict,” “estimate,” “forecast,” “outlook,” “potential,” or “continue,” or the negative of these terms, and other comparable terminology. Although we believe the expectations and intentions reflected in our forward-looking statements are reasonable, we cannot assure you that these expectations and intentions will prove to be correct. Examples of forward-looking statements contained in this release include, but are not limited to, statements regarding the number of purchase orders we expect to receive from Fisker Automotive and the value related thereto, the number of renewable energy projects that we expect to be commissioned and the timing thereof and the impact that a change in our derivative instruments will have on our financial statements.

Various risks and other factors including, but not limited to, whether Fisker Automotive is able to successfully launch its Fisker Karma vehicle program and the timing thereof, whether we will be able to meet our supply obligations to Fisker Automotive, whether our suppliers will be able to meet their supply obligations to us, whether we will be able to obtain the necessary permits and approvals and raise sufficient debt or equity capital to complete the development of our renewable energy projects, and those other risks and uncertainties identified in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended April 30, 2010 or included in our other public filings, could cause actual results, and actual events that occur, to differ materially from those contemplated by the forward looking statements.

Many of the risk factors are beyond our ability to control or predict. You should not unduly rely on any of our forward-looking statements. These statements are made only as of this press release. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect future events or developments. All subsequent written and oral forward-looking statements attributable to us and persons acting on our behalf are qualified in their entirety by the cautionary statements contained herein or in our public filings.

For more information regarding Quantum, please contact:

Investor Relations

Brion D. Tanous

Principal, CleanTech IR, Inc.

Email: btanous@cleantech-ir.com

(310) 541-6824

Dale Rasmussen

+1-206-315-8242

Email: drasmussen@qtww.com

(C)2010 Quantum Fuel Systems Technologies Worldwide, Inc.
17872 Cartwright Road, Irvine, CA 92614
Phone 949-399-4500	Fax 949-399-4600